                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

                                                         FOR THE PERIOD FROM
                                                             JULY 5, 1994        YEAR ENDED DECEMBER 31,
                                                        (DATE OF INCEPTION) TO   -----------------------
                                                          DECEMBER 31, 1994         1995         1996
                                                        ----------------------   ----------   ----------
Weighted average common shares outstanding..........          10,200,000         11,403,260   15,334,858
Net effect of stock options exercised and granted,
  and preferred stock issued during the 12-month
  period prior to the Company's filing of its
  initial public offering at less than the offering
  price, calculated using the treasury stock method
  at the offering price of $13 per share, and
  treated as outstanding for all periods
  presented.........................................           7,376,786          7,376,786    7,208,619
                                                              ----------         ----------   ----------
Shares used in computation of net loss per share....          17,576,786         18,780,046   22,543,477
                                                              ==========         ==========   ==========
Net loss............................................            $(52)              $(303)      $(5,777)
Net loss per share..................................           $(0.00)            $(0.02)      $(0.26)